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                                   Exhibit C
                                   ---------

The following are the identity and classification of each member of the group:

David M. Phillips
Loeb Investors Co. XV, Loeb Investors Co. XIII and Loeb Investors Co. 108
 (collectively the "Loeb Entities")
White River Ventures, Inc.


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